Exhibit 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (“Second Amendment”) is made effective January 15, 2018 (the “Amendment Date”), between Mount Hope Mines, Inc., a Colorado corporation, whose address is 2088 Ridge Point Drive, Los Angeles, California 90491 (hereinafter “Owner” or the “Company”) and Eureka Moly, LLC, a Delaware limited liability company, assignee of General Moly, Inc., a Delaware corporation (successor-by-merger to Idaho General Mines, Inc., an Idaho corporation), whose address is 1726 Cole Boulevard, Suite 115, Lakewood, Colorado 80401 (hereinafter referred to as “EMLLC”).

RECITALS

A.            The Company and Idaho General Mines, Inc. entered into a Lease Agreement dated effective October 19, 2005 (the “Lease”).

B.            General Moly, Inc. (“GMI”), is successor by merger to Idaho General Mines, Inc.

C.            GMI and the Company entered into an Amendment to Lease Agreement with an effective date of November 20, 2007.

D.            The Lease (or Original Lease) and the Amendment (or First Amendment), sometimes collectively referred to herein as the “Lease Agreement,” were assigned, with the Company’s consent, to EMLLC, with an effective date of January 1, 2008.

E.            As provided in Section 3 of the First Amendment, the parties agreed to negotiate, in good faith, a Net Returns Production Royalty on other Minerals which GMI (now EMLLC) desired to extract and sell from the Property.  This Second Amendment provides for a Net Returns Production Royalty on said Minerals (the “Non-Moly Minerals”) as set forth herein.

F.             The Company and EMLLC desire to amend the Lease Agreement as set forth in this Second Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           The parties agree to modify the first full paragraph of Section 1.1(d) of the Lease Agreement to remove all of its provisions pertaining to a Federal Royalty, and agree that it shall read as follows:

(d)           Production Royalty.  Subject to EMLLC’s right of termination contained in Article 5, following the commencement of Commercial Production, EMLLC shall pay to Owner and to Exxon a production royalty on Molybdenum produced from the Property and sold (or deemed sold) by EMLLC, and shall pay to Owner a production royalty on Non-Moly Minerals (collectively, the “Production Royalty”).  The Production Royalty payable to Exxon shall be paid as required under and in accordance with the terms of the Exxon Agreement.  The Production Royalty payable to Owner on Molybdenum shall be the greater of (i) Twenty-Five Cents ($0.25) per pound of molybdenum metal sold (or the equivalent thereof if some other Product is sold) from the Property (although the parties agree that in no event may any Production Royalty payment for any Products exceed the amount of Net Returns received by EMLLC for those Products), or (ii) three and one-half percent (3.5%) of the Net Returns (the “Base Percentage”), as defined below in Section 1.1(d)(i), and shall be paid according to the payment terms of Section 1.1(d)(iii).  In addition, whenever the average Gross Value (as defined below) of any Products sold (or deemed sold) during any calendar quarter is equal to or greater than $12.00 per pound of molybdenum metal (or the equivalent thereof if some other Product is sold) but less than $15.00 per pound during that calendar quarter, Owner’s Production Royalty shall be increased by a full percentage point over and above the Base Percentage; and whenever the average Gross Value of any Products sold (or deemed sold) during any calendar quarter is equal to or greater than $15.00 per pound of molybdenum metal (or the equivalent thereof if some other Product is sold), Owner’s Production Royalty shall be increased by one and one-half full percentage points over and above the Base Percentage.  For purposes of calculating the average Gross Value of Products sold (or deemed sold) during any calendar quarter, the total proceeds received (or deemed received) by EMLLC pursuant to the provisions of Section 1.1(d)(ii) for Products sold (or deemed sold) during that calendar quarter shall be divided by the total number of pounds of molybdenum metal (or the equivalent thereof if some other Product is sold) sold (or deemed sold) during that calendar quarter.  For Minerals other than Molybdenum (collectively, “Non-Moly Minerals”), EMLLC shall pay to Owner a Production Royalty on such Non-Moly Minerals in accordance with the provisions of Section 1.1(d)(ix).  Without modifying the provisions of Section 4.5(c), the term “Minerals” for purposes of this Agreement shall include, without limitation, stone, sand, gravel and clay.

2.           The parties agree to add a new Section 1.1(d)(ix) to the Lease Agreement which reads as follows:

The Production Royalty payable to Owner for Non-Moly Minerals (the “NMR”) shall be calculated as follows:

(a)           Zinc:

(1)                                 4% of the Net Returns for zinc when the average Gross Value for the calendar quarter is equal to or less than $2.00 per pound;

(2)                                 4.5% of the Net Returns for zinc when the average Gross Value for the calendar quarter is $2.01 but not greater than $2.49 per pound; and,

(3)                                 5% of the Net Returns for zinc when the average Gross Value for the calendar quarter is $2.50 per pound or greater.

(b)           For all other Non-Moly Minerals, 4% of the Net Returns.

(c)                                  An NMR shall not be payable for stone, sand, gravel and clay when such materials are used by EMLLC as provided in Section 4.5(c).

3.           The parties agree to add a new Section 1.1(c)(ix) to the Lease Agreement which reads as follows:

If Commercial Production of Non-Moly Minerals commences prior to Commercial Production of Molybdenum, the obligation to pay the annual Advance Royalty shall remain in effect until such time, if any, based on a running three-year period which runs from any anniversary of the Effective Date to the anniversary of the Effective Date three years thereafter (the “Look Back Period”), that the NMR received by the Company during the Look Back Period totals Three Million Dollars ($3,000,000) or more (the “Look Back Threshold”).  Once the Look Back Threshold has been satisfied, then for each year thereafter running from the applicable anniversary of the Effective Date upon which the Look Back Threshold was reached to the next anniversary of the Effective Date (each an “Annual Period”), the Advance Royalty payment due on the applicable anniversary of the Effective Date may be deferred, and:

(A)              If during the applicable Annual Period the NMR paid to the Company  is greater than One Million Dollars ($1,000,000), then no portion of that deferred Advance Royalty payment shall be due and payable by EMLLC;

(B)              if during the applicable Annual Period the NMR paid to the Company is greater than Five Hundred Thousand Dollars ($500,000) but less than One Million Dollars ($1,000,000), then an amount equal to the difference between One Million Dollars ($1,000,000) and the NMR actually paid shall be paid by EMLLC as deferred Advance Royalty; or

(C)              if during the applicable Annual Period the NMR paid to the Company is less than Five Hundred Thousand Dollars ($500,000), then the entire amount of the required deferred Advance Royalty shall be paid to the Company.

(D)              All payments of deferred amounts of Advance Royalty which may be due under clauses (A), (B) or (C) above shall be paid not later than 10 days following the end of the applicable Annual Period.

(E)               Upon commencement of Commercial Production of Molybdenum, the obligation, if any, to pay the annual Advance Royalty shall be determined by Section 1.1(c)(viii).  Notwithstanding any of the provisions of this Lease to the contrary, if at any time the Commercial Production of both Molybdenum and Non-Moly Minerals are occurring simultaneously, in no event shall the Advance Royalty be less than $500,000, subject to the provisions of Section 1.5.

4.           The parties agree to revise Section 1.5 of the Lease Agreement to read as follows:

Credit for Periodic and Advance Royalty Payments.  Each of (a) the payment of three percent (3%) of the Estimate made pursuant to Section 1.1(c)(iv), (b) all payments made under Section 1.1(c)(vii), (c) the Advance Royalty payments made to Owner pursuant to Section 1.1(c)(viii), and (d) any reconciliation payment made pursuant to Section 1.4, shall be offset from the Production Royalty payable to Owner. EMLLC may recover the aggregate amount of the payments referred to in this Section 1.5 (the “Royalty Credit”) by retaining fifty percent (50%) of each Production Royalty payment due to the Owner until such retained amount equals the Royalty Credit.  EMLLC shall be entitled to the Royalty Credit beginning on the commencement of Commercial Production of Molybdenum from the Property.  If, however, prior to the commencement of Commercial Production of Molybdenum, EMLLC is engaged in Commercial Production of Non-Moly Minerals, EMLLC shall not be entitled to any Royalty Credit until it has paid NMR to the Company totaling at least Ten Million Dollars ($10,000,000).   After cumulative NMR payments of greater than Ten Million Dollars ($10,000,000) have been paid to the Company, if in any subsequent Annual Period the amount of NMR paid to the Company is greater than Two Million Dollars ($2,000,000), then EMLLC may use fifty percent of that NMR payment as a Royalty Credit against subsequent Production Royalties.  In addition, if the amount of NMR paid to the Company during any Annual Period is greater than One Million Dollars ($1,000,000) but less than Two Million Dollars ($2,000,000), then EMLLC may use the amount of that NMR payment in excess of One Million Dollars ($1,000,000) as a Royalty Credit against subsequent Production Royalties.

5.             The parties agree that as of the Amendment Date, EMLLC has paid all Periodic and Advance Royalty payments required by Section 1.1(c) of the Lease Agreement including payment of 3% of the Estimate.  EMLLC’s ongoing obligation to make Advance Royalty payments under Section 1.1(c)(viii) of the Lease Agreement, however, remains in full force and effect except to the extent modified by the terms of this Second Amendment.  The Estimate payment remains subject to the reconciliation provisions of Section 1.4 and the provisions of Section 1.8 of the Lease Agreement. The parties also agree the provisions of Section 1.2 (the Estimate) shall not apply to the costs for putting the Property into Commercial Production of Non-Moly Minerals.  Further, the commencement of Commercial Production of Non-Moly Minerals shall not trigger the reconciliation provisions set forth in Section 1.4 of the Lease Agreement.

6.           Upon the execution and delivery of this Second Amendment, EMLLC agrees to reimburse the Company for the outside legal fees incurred by the Company in connection with the negotiation and drafting of this Second Amendment, up to a maximum of $7,500.

7.           The parties agree that all cross-references to other Sections in any Section of the Lease Agreement are hereby revised as necessary to reflect the provisions of this Second Amendment.

8.           As amended by this Second Amendment, the parties hereby confirm and agree that the Lease Agreement is in full force and effect.  Capitalized terms used but not defined in this Second Amendment shall have the meaning ascribed to them in the Lease Agreement.  This Second Amendment may be executed in two or more counterparts which together shall constitute a single, original instrument.

9.           Simultaneous with the execution and delivery of this Second Amendment, the parties shall execute and deliver a Short Form of this Second Amendment substantially in the form of Exhibit A attached hereto and incorporated herein by reference (the “Short Form”), and EMLLC shall promptly record that Short Form in the official records of Eureka County, Nevada and provide a recorded copy of that Short Form to the Company.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Lease Agreement effective as of the Amendment Date.

Eureka Moly, LLC, a Delaware limited liability company

By its manager, Nevada Moly, LLC, a Delaware limited liability company

By:	/s/ Bruce D. Hansen
Name:	Bruce Hansen
Title:	CEO

Mount Hope Mines, Inc., a Colorado corporation

By:	/s/ Stephen Drimmer
Name:	Stephen Drimmer
Title:	President